Exhibit 10.1

Duke Energy Corporation

Director Compensation Program

		Meeting Fees
Type of Fee	Fee (Other Than for Meetings)	In-Person Attendance at Meetings Held in Conjunction with a Regular Board of Directors Meeting	In-Person Meetings Not Held in Conjunction with a Regular Board of Directors Meeting	Telephonic Participation in Meetings

Annual Board of Directors Retainer (Cash)	$50,000
Annual Board of Directors Retainer (Stock)	$100,000
Board of Directors Meeting Fees		$2,000	$2,500	$2,000
Annual Lead Director Retainer	$35,000
Annual Audit Committee Chair Retainer	$20,000
Annual Chair Retainer (Other Committees)	$10,000
Audit Committee Meeting Fees		$3,000	$2,500	$2,000
Nuclear Oversight Committee Meeting Fees		$4,000	$2,500	$2,000
Other Committee Meeting Fees		$2,000	$2,500	$2,000

Except for the portion of the annual Board retainer that is provided in stock, which amount is granted once each year, fees and retainers are paid on a quarterly basis. Directors may elect to defer fees and retainers under the Duke Energy Corporation Directors’ Savings Plan. Under the Duke Energy Foundation Matching Gifts Program, Directors are eligible for matching contributions of up to $5,000 per Director per calendar year to qualifying institutions. The Company also maintains a Charitable Giving Program for Directors who served on the Duke Power Company LLC Board of Directors on or prior to February 18, 1998, pursuant to which the Company will make, upon such Director’s death (or during his or her lifetime, under certain circumstances), donations of up to $1,000,000 to charitable organizations selected by the Director. The Company provides travel insurance to Directors, and reimburses Directors for expenses reasonably incurred in connection with attendance and participation at Board and Committee meetings and special functions.